EXHIBIT 99.2

Fourth Quarter 2008 Earnings Conference Call Script

Operator

Good day ladies and gentlemen, and welcome to the Fourth Quarter 2008 Limco-Piedmont Inc. Earnings Conference Call. My name is ____________  and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. [Operator Instructions]. As a reminder, this conference is being recorded for replay purposes.

And I would now like to turn the presentation over to your host for today's call Mr. Robert Koch, Co-Chief Executive Officer, Limco-Piedmont, Inc. Please proceed.

Bob  Koch - Thank you and welcome to Limco-Piedmont Inc.’s 4th Qtr. 2008 earnings call and webcast.  Presenting on today's call will be Shmuel Fledel, Chairman of the Board, myself Bob Koch and Carla Covey, CFO. A replay of this call will be available until March 16th of this year by dialing 1-800-642-1687.   A replay of the webcast will be accessible through our website at www.limcopiedmont.com.

By now everyone should have access to the fourth quarter earnings release, which went early this morning after the market closed. If you have not received the release, it will be available on the Investor Relations portion of our website at limcopiedmont.com.

Before we begin, we would like to remind you that statements we make that are not historical in nature are called forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements to be materially different from those that we may express or imply today.

The risks and uncertainties include, among others, changes in general economic conditions and conditions in the airline industry, the loss of a major customer, loss of market share and pressures on prices resulting from competition, and the risks associated with government contracts, among others

For additional information on this, you can refer to the reports that we file from time to time with the SEC. All forward-looking statements made today are current only as of today. We do not undertake any obligation to publicly update any forward-looking statements.

And with that, it's my pleasure to turn the call over to Mr. Shmuel Fledel. Go ahead, Shmuel

Presentation of Shmuel Fledel

Good morning and thank you for joining us for our 4th Qtr. 2008 earnings conference call. I am Shmuel Fledel, Chairman of the Board of Limco-Piedmont Inc.

After our opening remarks, we will address your questions.

Business Highlights

Despite challenging economic conditions, we expect additional revenue growth in our MRO segment  in 2009.  The expense control measures we have taken and consolidation of the two operating entities in one location will contribute to improved earnings starting from the third quarter of 2009.

At Piedmont, our propeller and landing gear products are growing and offsetting revenue pressure we are seeing in the APU and parts segments.  We were advised by a key customer that its activity level should be steady through 2009.  Air Wisconsin activity is anticipated to ramp up in 2009 and we continue to see growth in the rest of our landing gear business.  The FAA has certified the APU shop’s 331 capabilities and the first two repaired units shipped in the fourth quarter and another 331 is ready for use as a rotable.  We have signed on two new contracts for five years with European Airlines to support their APU’s.

At LIMCO, sales for the fourth quarter were up from Q4 of 2007 but slightly off Q3. Solid OEM and Military bookings for 2009 and beyond continued in Q4 and airline receipts stabilized.  The lean production and cost control measures we have implemented are taking effect and will drive improved 2009 performance. The consolidation in North Carolina will also drive continued performance improvements of the LIMCO products lines.

Even with the weakness in the airline segment and the general economy, the fourth quarter of 2008 saw continued revenue growth in our core MRO businesses  versus the fourth quarter of last year.  The revenue mix at our LIMCO Airepair subsidiary drove higher production costs and depressed gross margins.  We expect these mix issues to correct favorably in 2009.  Additionally, the expense reduction measures we implemented are taking effect.

I will now turn the call over to our CFO Carla Covey.

CARLA COVEY

Thank you Shmuel and welcome to our 4th quarter earnings call.

Revenues

•
Total revenues increased to $17.9 million in the fourth three months of the year, from $14.9 million for the same period last year.   This increase was attributable to an increase in sales in our MRO divisions.  Total revenues for the twelve months ended December 31 increased to $71.6 million from $69.8 million for the same period last year.  This increase is related primarily to growth in our MRO segments.

•
Revenues from MRO services, including OEM sales, increased to $14 million in the three months ended December 31, 2008 up from $11.5 million for the three months ended December 31, 2007.   For the twelve months ended December 31, 2008, revenues from MRO services increased to $54.3 million from $49.4 million for the same period last year.

•
Parts services revenues increased to $3.9 million from $3.4 million in the three months ended December 31, 2007.  For the twelve months ended December 31, 2008 parts services revenues decreased to $17.3 million from $20.4 million for the same period last year.

•	The geographical breakdown of our revenues in the last three and twelve months of 2008 was:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008		2007		2008		2007
	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues
	(Revenues in thousands)
North America	$11,983	66.9%	$10,052	67.7%	$49,448	69.1%	$48,632	69.7%
Europe	3,456	19.3%	3,355	22.5%	$13,980	19.5%	$14,895	21.3%
Asia	896	4.9%	808	5.4%	3,324	4.6%	3,805	5.5%
Other	1,606	8.9%	662	4.4%	4,813	6.7%	2,444	3.5%
	$17,941	100.0%	$14,877	100.0%	$71,565	100.0%	$69,776	100.0%

Gross Margin decreased to 16% in the three months ended December 31, 2008, down from 21% in the three months ended December 31, 2007.  For the year ended December 31, 2008 our gross margin was 20% down from 26% during the same period last year.  This gross margin decrease is attributable to higher labor and materials costs and increased scrap from new product start-up.

Selling and marketing expenses were $614,000 for the three months ended December 31, 2008 and $2.8 million for the twelve months ended December 31, 2008.  This is a decrease of $24,000 compared to the three month period last year and an increase of $142,000 compared to the twelve month period last year.

General and administrative expenses increased to $1.7 million for the three months ended December 31, 2008 and $7.1 million for the twelve months ended December 31, 2008.  This is an increase of $79,000 compared to the three month period last year and an increase of $137,000 compared to the twelve month period last year.  The increase in general and administrative expenses is primarily attributable to audit expenses and some merger and acquisition expenses. Non-cash compensation expense was ($27,000) and $176,000 for the three and twelve months periods compared to $220,000 for the three month period last year and $390,000 for the twelve month period last year.

Interest income decreased to $342,000 in the three months ended December 31, 2008 from $355,000 in the same period last year.  Interest income was $1.3 million for the twelve months ended December 31, 2008 compared to $897,000 for the same period last year.  This is principally a result of our investment of a portion of the proceeds of our initial public offering.

Interest and other expense was $326,000 and $403,000 for the three and twelve months ended December 31, 2008 compared to $13,000 and $732,000 for the three and twelve months ended December 31, 2007

We ended the quarter with $21.3 million in cash and cash equivalents and $11.3 million in short-term investments.

With that I will ask the operator to open the line for your questions.

Question and Answer Session

(Operator Instructions)

Operator

Your first question comes from the line of

Q&A

Operator

There are no further questions at this time; I would now turn the call back over to Bob Koch for the closing remarks.

Bob Koch

Thank you and I look forward to speaking with you next quarter.

Operator

Thank you for your participation in today’s conference. This concludes the presentation.